Exhibit 99.1

For Immediate Release:	Contact:	Howard Green
SVP of Corporate Development (914) 921-7729

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Results for the First Quarter 2022

-	First quarter net income for 2022 was $17.5 million, an increase of $1.5 million
-	GAAP earnings of $0.66 per share compared to $0.59 per share in 2021 and $0.41 per share for Q4 2021
-	AUM of $33.4 billlion at March 31, 2022 and 2021
-	Ended quarter with $131.5 million of cash and investments, net of debt

Greenwich, Connecticut, May 3, 2022 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) today reported its operating results for the quarter ended March 31, 2022.
First Quarter Results

Financial Highlights (Unaudited)
U.S. GAAP Basis	Three Months Ended
(In thousands, except per share data)	March 31, 2022	March 31, 2021

Revenues	$69,623	$67,928
Operating income	25,961	22,454
Net income	17,454	15,950

Diluted earnings per common share	$0.66	$0.59

Weighted average diluted shares outstanding	26,493	26,887
Shares outstanding	26,584	27,392

Assets Under Management
AUM - end of period (in millions)	$33,378	$33,409
AUM - average (in millions)	33,286	33,380

Giving Back to Society – (Y)our “S” in ESG

We are committed to allowing our shareholders to choose the recipients of our charitable contributions.  Each shareholder has the ability to designate the recipients of charitable contributions by our company in proportion to the number of shares of GAMCO that the registered shareholder owns.

Since the inception of GAMCO’s SDCC program in 2013, and counting this current amount, shareholders have designated charitable gifts of $48 million to approximately 350 charitable organizations. Since our initial public offering in February 1999, our firm’s combined charitable donations total approximately $74 million.

The Board of Directors of GAMCO approved an $11.3 million SDCC for registered shareholders of record on December 21, 2021.

This charitable program is just one aspect of our firm’s commitment to ESG investing at both the firm level as well as within our portfolios – where we have been managing dedicated mandates since 1987.

New Climate and Environmental Initiative

To demonstrate our commitment to promoting a healthier environment we have waived the fees and absorbed the costs on the initial $100 million in assets in Love Our Planet & People (“LOPP”). LOPP, the first in a series of semi-transparent exchange traded funds (“ETFs”), invests in companies promoting sustainability in areas including renewable power generation and transmission, water purification, and conservation, the reduction and elimination of long-lived wastes and transportation electrification.

Across all products, our bottom-up research process seeks to identify potential environmental liabilities and, often more importantly, opportunities to solve environmental issues with new products, services, or approaches to delivering existing products and services.

Within our own operations we continue to find ways to limit our firm’s environmental footprint, for example, by implementing a solar capability on the roof of our headquarters and installing car charging ports for electric vehicles on the premises to combat greenhouse gas emissions and reduce our collective dependence on fossil fuels.

Results for the First Quarter

Revenues

-	Revenues for the first quarter of 2022 were $69.6 million compared with $67.9 million in the first quarter of 2021.

-	Investment advisory fees were $63.8 million in the first quarter of 2022 versus $61.5 million in the year ago quarter:

-	Mutual Fund revenues were $43.0 million compared to $42.2 million in the first quarter of 2021.

-
Institutional and Private Wealth Management revenues, which are generally billed on portfolio values at the beginning of the quarter, were $18.6 million compared to $17.6 million in last year’s first quarter.

-	SICAV revenues were $2.2 million compared to $1.7 million in the year ago quarter.

-	Distribution fees from our equity mutual funds and other income were $5.8 million during the first quarter of 2022 and $6.4 million in the prior year quarter.

Operating Income

Operating income was $26.0 million versus $22.5 million in the first quarter of 2021. Waiver of CEO compensation bolstered operating income by $4.1 million in the first quarter of 2022.

Non-Operating Income

Mark-to-market investment losses were $2.6 million in the first quarter of 2022 versus gains of $0.9 million in the first quarter of 2021. Interest expense was $0.8 million in the first quarter of 2022 versus $0.7 million in the first quarter of 2021.

Income Taxes

GAMCO’s effective tax rate for the quarter ended March 31, 2022 was 22.6% versus 29.6% for the quarter ended March 31, 2021.

Balance Sheet

GAMCO ended the quarter with cash and investments of $182.4 million and $50.9 million of subordinated debt maturing on June 15, 2023.

Business Highlights

-
On January 3, 2022, the third Gabelli actively managed semi-transparent ETF, the Gabelli Automation ETF, was launched.  The ETF focuses on firms that design, develop, support, or manufacture automation equipment, related technology, software, or processes. The Fund’s adviser is absorbing expenses, including management fees, from the commencement of the Fund’s operations on the first $25 million of net assets for one year.

-
On February 24th, we hosted our 32nd Annual Pump, Valve & Water Systems Symposium. The meeting featured presentations by senior management of several leading industrial companies with an emphasis on industrial and municipal water use and the role of technology.

-	On March 10th, we hosted our 13th Annual Specialty Chemicals Symposium. The symposium featured presentations from senior management of leading specialty chemicals companies.

-	On March 28th, the GDL Fund (NYSE: GDL) completed the placement of $35 million of 4% Series E Cumulative Preferred Shares.

-	On March 28th, the Company commenced a tender offer to purchase for cash up to $10 million aggregate principal amount of its 2-Year Puttable Subordinated Notes due June 15, 2023.

-	On March 31st, we hosted our 8th Annual Waste & Environmental Services Symposium in person and virtually. The timely conference featured presentations by leading companies.

Subsequent to the end of the 1st quarter:

-	On April 25th, the tender for the 2-Year Puttable Notes due June 15, 2023 expired and the Company accepted $4.0 million of tendered notes.

-
GAMCO hosted its 16th annual Omaha Research Trip on April 29 in conjunction with the Berkshire Hathaway Annual Meeting.  This Value Investor Conference attracted a record number of participants with Gabelli portfolio managers anchoring panels with noted Berkshire experts and regional CEOs.

-
The fourth Gabelli actively managed semi-transparent ETF, the Gabelli Financial Services Opportunity Fund, will be launched in early May. The ETF will focus on companies in financial services. The Fund’s adviser will be absorbing expenses, including management fees, on the first $25 million of net assets for one year from the commencement of the Fund’s operations.

Return to Shareholders

During the quarter, GAMCO paid a dividend of $0.04 per share for a total of $1.1 million and purchased 140,895 shares for $3.1 million at an average price of $22.34 per share. From April 1, 2022 to May 3, 2022, the Company has purchased 89,332 shares at an average price of $20.74 per share.

On May 3, 2022, GAMCO’s board of directors declared a regular quarterly dividend of $0.04 per share, which is payable on June 28, 2022 to class A and class B shareholders of record on June 14, 2022.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven approach to equity investing. GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 3 actively managed semi-transparent ETFs, and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors. In recent years, GAMCO has successfully integrated new teams of RIAs by providing attractive compensation arrangements and paying finder’s fees.

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 entered the mutual fund business.

Table I: Assets Under Management and Fund Flows - 1st Quarter 2022 (in millions)
					Fund
				Market	distributions,
	December 31,			appreciation/	net of	March 31,	March 31,
	2021	Inflows	Outflows	(depreciation)	reinvestments	2022	2021
Equities:
Mutual Funds	$10,249	$326	$(396)	$(351)	$(4)	$9,824	$9,825
Closed-end Funds	8,656	36	(245)	(211)	(139)	8,097	8,100
Institutional & PWM (a)	13,497	127	(387)	(563)	-	12,674	13,145
SICAV	831	196	(133)	(15)	-	879	582
Total Equities	33,233	685	(1,161)	(1,140)	(143)	31,474	31,652

100% U.S. Treasury Fund	1,717	967	(812)	-	-	1,872	1,725
Institutional & PWM Fixed Income	32	-	-	-	-	32	32
Total Treasuries & Fixed Income	1,749	967	(812)	-	-	1,904	1,757
Total Assets Under Management	$34,982	$1,652	$(1,973)	$(1,140)	$(143)	$33,378	$33,409

(a) Includes $183, $185, and $180 of 100% U.S. Treasury Fund AUM at December 31, 2021, March 31, 2022, and March 31, 2021, respectively.

Table II
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021

Investment advisory and incentive fees	$63,762	$61,470
Distribution fees and other income	5,861	6,458
Total revenues	69,623	67,928

Compensation costs (a)	29,058	30,682
Management fee expense (a)	1,312	2,517
Distribution costs	7,145	6,971
Other operating expenses	6,147	5,304
Total expenses	43,662	45,474

Operating income	25,961	22,454

Investment gain/(loss)	(2,594)	865
Interest expense	(816)	(662)
Non-operating gain/(loss)	(3,410)	203

Income before income taxes	22,551	22,657
Provision for income taxes	5,097	6,707
Net income	$17,454	$15,950

Net income:
Basic	$0.67	$0.60
Diluted	$0.66	$0.59

Weighted average shares outstanding:
Basic	26,237	26,393
Diluted	26,493	26,887

Actual shares outstanding (b)	26,584	27,392

(a) For the three months ended March 31, 2022, the CEO waiver reduced compensation costs by $3,385, and management fee expense by $736.
(b) Includes 411 and 1,066 RSA shares at March 31, 2022 and 2021, respectively.

Table III
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31,	December 31,	March 31,
	2022	2021	2021

ASSETS
Cash, cash equivalents, and U.S. Treasury Bills	$144,369	$142,027	$118,868
Investments in securities	22,308	20,259	29,109
Seed capital	15,674	12,085	11,320
Receivable from brokers	2,873	3,930	4,344
Other receivables	25,517	34,943	27,466
Deferred tax asset and income tax receivable	7,456	6,707	9,292
Other assets	11,985	11,721	13,394
Total assets	$230,182	$231,672	$213,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Payable for investments purchased	$-	$14,990	$132
Income taxes payable	7,373	315	11,383
Compensation payable	20,139	21,049	29,302
Accrued expenses and other liabilities	44,320	50,448	47,080
Sub-total	71,832	86,802	87,897
5.875% Senior Notes (due June 1, 2021)	-	-	24,221
Subordinated Notes (due June 15, 2023)	50,935	50,990	-
Total liabilities	122,767	137,792	112,118

Stockholders' equity (a)	107,415	93,880	101,675

Total liabilities and stockholders' equity	$230,182	$231,672	$213,793

(a) Shares outstanding of 26,584, 26,728, and 27,392, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.

Gabelli Funds, LLC is a registered investment adviser with the Securities and Exchange Commission and is a wholly owned subsidiary of GAMCO Investors, Inc. (NYSE: GBL).
Investors should carefully consider the investment objectives, risks, charges and expenses of the Fund before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing. To obtain a prospectus, please call 800 GABELLI or visit www.gabelli.com